EXHIBIT 99.1

NEWS  RELEASE

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2011 FOURTH QUARTER RESULTS

•	Net Income of $0.53 Per Share, 47 Percent Above Last Year
•	Comparable-Store Sales Increased 7.5 Percent
•	Eighth Consecutive Quarter of Sales and Profit Growth

NEW YORK, NY, March 1, 2012 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 28, 2012.

Fourth Quarter Results

The Company reported net income of $81 million, or $0.53 per share, for the fourth quarter of 2011. These results included an after-tax charge of $3 million, or $0.02 per share, for the impairment of certain intangible assets. In the year-ago period, the Company reported net income of $57 million, or $0.36 per share, which included an after-tax charge of $4 million, or $0.03 per share, for the impairment of certain intangible assets, net of the partial recovery of a short-term investment that was written down in 2008.

Excluding the net charges in both years, fourth quarter non-GAAP net income was $84 million, or $0.55 per share, in 2011 versus $61 million, or $0.39 per share, in 2010. This represents a 41 percent increase in the adjusted net income per share amounts.

Fourth quarter comparable-store sales increased 7.5 percent. Total fourth quarter sales increased 7.9 percent, to $1,502 million this year, compared with sales of $1,392 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the fourth quarter increased 8.2 percent.

“The strategies our team identified and began implementing two years ago have elevated our financial and operational performance to new heights,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “As a result of the efforts of our entire team, we approached or surpassed many of the financial goals the organization set for ourselves in just the second year of our current five year plan.”

Fiscal Year Results

For the fiscal year, the Company reported net income of $278 million, or $1.80 per share. These results included the fourth quarter after-tax charge of $3 million mentioned above. Last year, the Company reported net income of $169 million, or $1.07 per share, including the net charge of $4 million after-tax.

Excluding the net charges in both years, full year non-GAAP net income was $281 million, or $1.82 per share in 2011, an increase of 65 percent over the $1.10 per share recorded in 2010.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Comparable-store sales increased 9.8 percent in 2011, and total sales increased 11.4 percent to $5,623 million, compared with sales of $5,049 million last year. Excluding the effect of foreign currency fluctuations, total sales for the full year increased 9.7 percent.

Financial Position
The Company’s merchandise inventory at year end was $1,069 million, which was $10 million, or 0.9 percent higher than at the end of last year.

During the fourth quarter of 2011, the Company repurchased 289,100 shares of its common stock for approximately $7 million. For the full year, the Company repurchased approximately 4.9 million shares for $104 million. Last month, the Company announced a new, three-year $400 million share repurchase program extending through January 2015. At the same time, the Company announced a 9 percent increase in its quarterly dividend, to 18 cents per quarter.

At year end 2011, the Company’s cash and short-term investments totaled $851 million, while the debt on its balance sheet was $135 million. The Company’s total cash position, net of debt, was $157 million higher than the same time last year.

Store Base Update

The Company opened 70 new stores, remodeled or relocated 182 stores, and closed 127 stores during fiscal 2011. At January 28, 2012, the Company operated 3,369 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 34 franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (EST) on Friday, March 2, 2012 to discuss these results and provide comments on the current business environment and our outlook for 2012. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, March 9, 2012.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended January 28, 2012 and January 29, 2011
(In millions, except per share amounts)

	Fourth Quarter 2011			Fourth Quarter 2010

	GAAP	Adjustments	Non-GAAP, As Adjusted	GAAP	Adjustments	Non-GAAP, As Adjusted

Sales	$1,502	$—	$1,502	$1,392	$—	$1,392

Cost of sales	1,022	—	1,022	962	—	962
Selling, general and administrative expenses	325	—	325	303	—	303
Depreciation and amortization	28	—	28	27	—	27
Impairment (1)	5	(5)	—	10	(10)	—
Other (income) (2)	(3)	—	(3)	(2)	2	—
Interest expense, net	2	—	2	2	—	2

	1,379	(5)	1,374	1,302	(8)	1,294

Income before income taxes	123	5	128	90	8	98
Income tax expense (3)	42	2	44	33	4	37

Net income	$81	$3	$84	$57	$4	$61

Diluted EPS	$0.53	$0.02	$0.55	$0.36	$0.03	$0.39

Weighted-average diluted shares outstanding	153.1	—	153.1	156.2	—	156.2

Footnotes to explain adjustments

(1)	2011 and 2010 amount reflects the write-down of CCS intangible assets.

(2)	2010 amount reflects the partial recovery of a short-term investment that was written down in 2008.

(3)	2011 and 2010 amounts reflect the income tax effect of the pre-tax adjustments highlighted in footnotes above.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended January 28, 2012 and January 29, 2011
(In millions, except per share amounts)

	Fiscal 2011			Fiscal 2010

	GAAP	Adjustments	Non-GAAP, As Adjusted	GAAP	Adjustments	Non-GAAP, As Adjusted

Sales	$5,623	$—	$5,623	$5,049	$—	$5,049

Cost of sales	3,827	—	3,827	3,533	—	3,533
Selling, general and administrative expenses	1,244	—	1,244	1,138	—	1,138
Depreciation and amortization	110	—	110	106	—	106
Impairment (1)	5	(5)	—	10	(10)	—
Other (income) (2)	(4)	—	(4)	(4)	2	(2)
Interest expense, net	6	—	6	9	—	9

	5,188	(5)	5,183	4,792	(8)	4,784

Income before income taxes	435	5	440	257	8	265
Income tax expense (3)	157	2	159	88	4	92

Net income	$278	$3	$281	$169	$4	$173

Diluted EPS	$1.80	$0.02	$1.82	$1.07	$0.03	$1.10

Weighted-average diluted shares outstanding	154.4	—	154.4	156.7	—	156.7

Footnotes to explain adjustments

(1)	2011 and 2010 amount reflects the write-down of CCS intangible assets.

(2)	2010 amount reflects the partial recovery of a short-term investment that was written down in 2008.

(3)	2011 and 2010 amounts reflect the income tax effect of the pre-tax adjustments highlighted in footnotes above.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	January 28, 2012	January 29, 2011

Assets

CURRENT ASSETS
Cash and cash equivalents	$851	$696
Merchandise inventories	1,069	1,059
Other current assets	159	179

	2,079	1,934

Property and equipment, net	427	386
Deferred tax assets	284	296
Other assets	260	280

	$3,050	$2,896

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$240	$223
Accrued and other liabilities	308	266

	548	489

Long-term debt	135	137
Other liabilities	257	245
SHAREHOLDERS’ EQUITY	2,110	2,025

	$3,050	$2,896

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	January 28, 2012	January 29, 2011	January 30, 2010

Foot Locker U.S.
Number of stores	1,118	1,144	1,171
Gross square footage	4,499	4,600	4,744
Selling square footage	2,656	2,726	2,812

Footaction
Number of stores	292	307	319
Gross square footage	1,351	1,413	1,471
Selling square footage	846	888	926

Lady Foot Locker
Number of stores	331	378	415
Gross square footage	737	838	915
Selling square footage	426	482	524

Kids Foot Locker
Number of stores	289	294	301
Gross square footage	692	706	718
Selling square footage	403	411	422

Champs Sports
Number of stores	534	540	552
Gross square footage	2,845	2,880	2,946
Selling square footage	1,868	1,910	1,953

CCS
Number of stores	22	12	2
Gross square footage	51	31	6
Selling square footage	34	20	4

Foot Locker International
Number of stores	783	751	740
Gross square footage	2,276	2,167	2,155
Selling square footage	1,148	1,101	1,094

Total Stores Operated
Number of stores	3,369	3,426	3,500
Gross square footage	12,451	12,635	12,955
Selling square footage	7,381	7,538	7,735

Total Franchised Stores
Number of stores	34	26	22
Gross square footage	84	84	78
Selling square footage	57	55	53

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